Date	of December 2008

ValiBio SA

as Supplier

and

B10FIELD CORP.

as Distributor

EXCLUSIVE DISTRIBUTION AGREEMENT

CONTENTS

Clause Heading

THIS AGREEMENT is made on the day of December, 2008

PARTIES
(1)	ValiBio SA, a corporation organised and existing under the laws of Belgium, having its principal place of business at 25 Avenue Georges Lemaitre, 6041 Gosselies, Belgium (the "Supplier"); and

(2)	Biofield Corp., a Delaware corporation organised, with registered office at 1615 Walnut Street, 3rd Floor, Philadelphia, PA 19102 (the "Distributor").

RECITALS

(A)	The Supplier has the exclusive right to supply the Products for the operation of the Products in the Territory.

(B)	The Supplier wishes to appoint the Distributor and the Distributor wishes to act as the exclusive distributor of the Products in the Territory on the tenns of this Agreement.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.01	In this Agreement, unless the context otherwise requires:

"Authorisation"	means any authorisation, approvals, consents, licences, permits, franchises, notarizations, permissions, registrations, resolutions, directions, declarations and exemptions, however described;

"Business Day"	means a day on which banks are open for all forms of normal commercial business from Monday to Friday from 9 am to 5 pm;

"Change in Control"	means with respect to any person, any change in the identity or composition of the person or persons who before such change occurs directly or indirectly have Control of the first mentioned person;

"Commencement Date"
means the date when the Distributor shall have paid an aggregate of not less than Euro 600,000 for Sale Shares in the Supplier pursuant to a Sale of Shares Agreement between ValiRx PIc and the Distributor of even date herewith.;

"Confidential Information"
means any information of a technical, business or financial nature (including without limitation designs, techniques, software, know-how, service and operations manuals and pricing infonnation) which is disclosed to the Distributor by the Supplier (or its nominated manufacturers or agents) in connection with this Agreement (whether orally or in writing, and whether or not such information is expressly stated to be confidential or marked as such);

"Control"
when used with respect to any person means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise;

"Euros"	mans the official currency of the European Union.

"Force Majeure"
means, in relation to either party, any circumstances beyond the reasonable control of that party (including, without limitation, any an act of war (whether declared or not) or terrorism, the mobilisation of armed forces, civil commotion or riot, natural disaster, lightning, fire, earthquake, storm, flood, drought, disease, explosion, industrial action or labour disturbance, currency restriction, embargo, action or inaction by a Government Agency, or a failure of a supplier, public utility or common carrier);

"Governmental Agency"	means a government, a department, agency or instrumentality of any government, a governmental, semi-governmental or judicial person, or a person who is charged with the administration of a law;

"lncoterms"	mans the international rules for the interpretation of trade terms and foreign trade known as "lncoterms" published by the International Chamber of Commerce;

"Intellectual Property"
means all business names, confidential information, copyright, circuit layouts, designs, registered and unregistered designs (including applications for registration), emblems, know how, logos, patentable inventions, patent applications, patents, registered and unregistered trade marks (including applications for registration), and all other similar industrial or intellectual property rights whenever created or however arising subsisting in or relating to the Products, or any improvement or enhancement to it.

"Invoice Value"
means the sums invoiced by the Supplier to the Distributor in respect of any Products, less any value added Tax, goods and services Tax (or other Taxes, duties or levies) and any amounts for transport or insurance included in the invoice;

"Law"
includes any constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subsidiary and subordinate legislation, orders, awards, determinations, rules and regulations having the force of law;

"Licensed Software Package"	has the meaning specified in Clause 7.12(c);

"Products"
means, subject as provided in Clause 4.2, such of the products listed in Schedule I as are at the date of this Agreement in the range of products manufactured by or for the Supplier, and such other products as may from time to time be agreed in writing by the parties;

"Services"	means the services of warranty and maintenance, fault diagnosis and repair services of the Products as may be required by customers or end-users;

"Tax"
includes any Tax, levy, duty, charge, impost, fee, deduction or withholding of any nature at any time imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect of the same;

"Term"	means the period beginning on the Commencement Date and ending on the date this Agreement is terminated in accordance with Clause 3 or Clause 18;

"Territory"	means Worldwide (other than Belgium) except as provided in Clause 2.10 and in Schedule 1;

"Trade Marks"	means
(a)	the trade marks registered or for which applications for registration have been made in the name of the Supplier (or its nominee);

(b)	such other trade marks as are used by the Supplier on or in relation to the Products at any time during this Agreement; and
(c)	any trade marks used by the Supplier on or in relation to the Products at any time.

1.02	In this Agreement the headings are for convenience only and shall not affect the interpretation of this Agreement. In this Agreement, unless the context otherwise requires, a reference to:

(a)	any party shall include its successors and permitted assigns;

(b)	this Agreement or any other document is a reference to this Agreement or that other document as amended, varied, novated or substituted from time to time;

(c)	any legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(d)	a singular word includes the plural, and vice versa, a word suggesting one gender includes the other genders;

(e)	a person includes an individual, firm, body corporate, unincorporated association, government or governmental, semi-governmental or local authority or agency; and

(f)	Recitals, Clauses and Schedules are to recitals and clauses of and schedules to this Agreement.

2.           APPOINTMENT OF DISTRIBUTOR

2.1
The Supplier appoints the Distributor for the Term as its exclusive distributor for the resale of the Products in the Territory (even to the Supplier unless the Supplier wishes to use the products for research and development purposes and only for research and development purposes), and the Distributor agrees to act in that capacity, subject to the terms and conditions of this Agreement.

2.2	Subject to Clause 18.1, the Supplier shall not:

(a)	appoint any other person in the Territory as a distributor or agent for the Products in the Territory;

(b)	supply to any other person in the Territory any of the Products, whether for use or resale, except for purposes of research and development only; or

(c)	supply to any person outside in the Territory to resell any goods to the Territory of the Distributor.

2.3
The Distributor will be an independent contractor. The Distributor shall be entitled to (and shall when using any of the Intellectual Property) describe itself as the Supplier's "Authorised Distributor" for the Products, but shall not hold itself out as the Supplier's agent for sales of the Products or as being entitled to bind the Supplier in any way.

2.4
The Distributor shall procure that any Authorized Sub-Distributor complies with this Agreement as it applies to the Distributor, and the Distributor shall be liable to the Supplier for any acts or omissions of such Authorized Sub-Distributor.

2.5	Nothing in this Agreement shall entitle the Distributor to:

(a)	any priority of supply in relation to the Products as against the Supplier's other distributors or customers; or

(b)
any right or remedy against the Supplier if any of the Products are sold in the Territory by any person, firm or company outside the Territory other than the Supplier, except where Supplier had prior knowledge of such a sale.

2.6	The Distributor shall not:

(a)	obtain the Products (or any goods which compete with the Products) for resale from any person, firm or company other than the Supplier, subject to clause 2.6(a)(l) below;

2.6 (a)(1)
The following goods or products shall not be deemed to "compete with the Products" pursuant to clause 2.6(a) above and clause 2.6(b) below of this Agreement: (i) Biofield Diagnostic System and Biofield(R) Breast Proliferation Rate Detection System and related cancer diagnosis and screening technology (as reflected in Biofield's previous patents and patent applications) and any improvements, enhancements, and current or future applications thereof or thereto, including to other types of cancers such as cervical and prostrate; (ii) OraCalm™ (for oral herpes) and ViraCalm™ (for genital herpes) non-invasive medical devices for the treatment of oral and genital herpes, which NeuroMed Devices, Inc. has granted exclusive worldwide distributions rights to Biofield and any improvements, enhancements, and current or future applications thereof or thereto; and (iii) any other goods, products and technology which are being distributed or developed by Biofield as of the execution of this Agreement and any improvements, enhancements, and current or future applications thereof or thereto.

(b)
be concerned or interested, either directly or indirectly, in the manufacture or distribution in the Territory of any goods which compete with the Products which are supplied by any person other than the Supplier;

(c)	seek customers, establish any branch or maintain any distribution depot for the Products in any country which is outside the Territory;

(d)	sell the Products to any customer in any country which is:

(i)	outside the Territory; or
(ii)	within the Territory to a person who the Distributor ought reasonably to know is likely to resell, hire or lease the Products to a person outside the Territory;

(e)	lease or hire out any Products or dispose of any Products otherwise than by absolute sale without prior written approval of the Supplier; or

(f)	when selling Products, offer terms to its customers or end-users that are wider than those found in the standard Terms of Sale under Schedule 3.

2.7
The Distributor shall refer to the Supplier or to such authorized distributor of the Supplier as the Supplier may notify to the Distributor from time to time any enquiries for the purchase of Products received by the Distributor from persons outside the Territory.

2.8	The Supplier shall refer to the Distributor any enquiries received by it for the purchase of Products from persons in the Territory.

2.9	If the Distributor receives any money for the sale of Products to a Person outside the Territory, it shall hold such moneys for the account of the Supplier and pay to the Supplier promptly on receipt.

2.10
In the event that (a) no sales of Products are made in a sovereign country during the Term after two (2) years of the Authorisation to distribute the Products by the appropriate governmental agenc(ies) in that particular sovereign country, or (b) there is a more than fifty percent (50%) reduction between (i) the value of sales in any 12 months period in any sovereign country and (ii) the average annual sales averaged over the 24 month period preceding the 12 month period referenced in clause 2.1 O(b)(i), then in either case such sovereign country shall be deemed no longer to form part of the Territory for the purposes of this agreement, unless otherwise specifically agreed in writing between the Supplier and the Distributor. Over the next 12 month period, the Supplier and Distributor agree to work in good faith with each other (a) to coordinate distribution strategies and plans in individual countries taking into consideration any regulatory requirements; (b) to more definitively establish any minimum sales requirements; and (c) if necessary, to effectuate any amendment to this clause 2.10.

3	TERM

This Agreement shall be deemed to have come into force on the Commencement Date and, subject as provided in Clauses 18.2 and 18.3, shall continue in force for a period of 10 years from the Commencement Date with automatic renewals for additional ten (10) years terms and thereafter unless or until terminated by either party giving to the other not less than 3 months' written notice expiring at or at any time after the end of that period.

The Supplier shall grant the option of priority to the Distributor to negotiate a further renewal with the Supplier. Three months before the end of the Term, the Distributor shall give notice to the Supplier for the negotiation of the renewal of this Agreement.

4.           SUPPLY OF PRODUCTS

4.1	Subject as provided in Clauses 2.5(a) and 4.2, the Supplier shall use its best endeavours to supply the Products to the Distributor in accordance with the Distributor's orders.

4.2
The Supplier shall not be under any obligation to continue to supply or procure the manufacture of all or any of the Products, and shall be entitled to make such alterations to the specifications of the Products as it may think fit and to withdraw from sale any Product at any time and in its absolute discretion.

4.3	Each order for the Products shall constitute a separate contract, and any default by the Supplier in relation to anyone order shall not entitle the Distributor to treat this Agreement as terminated.

4.4	The Distributor shall, in respect of each order for the Products to be supplied hereunder, be responsible for:

(a)	ensuring the accuracy of the order;

(b)
providing the Supplier with any information which is necessary in order to enable the Supplier to fulfill the order and to comply with all labeling, marketing and other applicable legal requirements in the Territory; and

4.5
The Distributor shall give the Supplier not less than 3 months' written notice of its estimated requirements of the Products for each month, and shall promptly notify the Supplier of any changes in circumstances which may affect its requirements.

4.6
Upon receipt and confirmation of each order the Supplier shall as soon as is practicable inform the Distributor of the Supplier's estimated delivery date for the consignment. The Supplier shall use all reasonable endeavours to meet the delivery date, but time of delivery shall not be of the essence and accordingly the Supplier shall have no liability to the Distributor if, notwithstanding such endeavours, there is any delay in delivery.

4.7	The title to any consignment of the Products shall not pass to the Distributor until the Supplier has received payment in full of the price of such Products.

4.8
Unless otherwise agreed in writing by the Supplier in respect of any Purchaser Order, all Products shall be delivered C.I.F. (Incoterms, 2000) to the Distributor's normal or designated point of shipment in the country of origin of the Products. Risk of loss of or damage to any consignment of the Products shall pass to the Distributor on delivery to the Distributor at the designated point of delivery.

4.9
The standard conditions of sale of the Supplier as amended by the Supplier from time to time ("Standard Terms of Sale" under Schedule 3) shall apply to all sales of the Products to the Distributor pursuant to this Agreement despite the terms of any purchase order or other document the Distributor may from time to time specify in respect of any purchase. If and to the extent that any of the Standard Terms of Sale or any provision of Incoterms is inconsistent with any of the provisions of this Agreement, the latter shall prevail. The Supplier shall give to the Distributor notice in writing of any change in such standard conditions of sale not less than three months prior to such change taking effect for the purposes of this Agreement.

5.           PAYMENT FOR PRODUCTS

4.1
All Products to be supplied by the Supplier pursuant to this Agreement shall, unless otherwise agreed in writing in respect of a particular purchase order be sold on an C.I.F. (lncoterms, 2000) basis, and accordingly the Supplier shall, in addition to the price, be liable for arranging and paying (a) all costs of transport, insurance, freight, storage, Taxes (including value added Tax, goods and services Tax or similar) and (b) all fees, levies, charges and duties (including without limitation customs and import duties) which may be imposed by any Governmental Agency on the Products or their import, storage or sale.

4.2
All payments under this Agreement or any sale and purchase of Products shall unless otherwise agreed in writing by the Parties be in Euros. All payments shall be made by the Distributor by transfer to such bank account as the Supplier may from time to time notify in writing to the Distributor.

4.3	The prices for all Products to be supplied hereunder shall be the Supplier's list prices from time to time (inclusive of packaging costs). Subject to this Clause 5.3, the Supplier's shall:

(a)	supply to the Distributor up to date copies of all price lists for the Products from time to time; and

(b)
give the Distributor not less than three months' notice in writing of any alteration in such list prices, and the prices as so altered shall apply to all Products which are the subject of Purchase Orders accepted after the date of the increase.

4.4
A deposit of thirty percent (30%) of the relevant list price for each order shall be payable by the Distributor at the time of placing the order, and the balance of the price shall be invoiced for payment on delivery.

4.5
If the Distributor fails to pay the price for any Products within 60 days after the date of the relevant invoice, the Supplier shall be entitled (without prejudice to any other right or remedy it may have) to:

(a)	cancel or suspend any further delivery to the Distributor under any existing order;

(b)	sell or otherwise dispose of any Products which are the subject of any order by the Distributor, whether or not appropriated thereto, and apply the proceeds of sale to the overdue payment; and

(c)
charge the Distributor interest on the price at the prime rate of HSBC in force from time to time plus 1 per cent per annum from the date the payment became due until actual payment is made (irrespective of whether the date of payment is before or after any judgment or award in respect of the same).

4.6
The Supplier may take back possession of any Products for which the Supplier has not been paid in full by the due date, and may enter on the premises of the Distributor for that purpose. The Supplier may re-sell the repossessed Products and the Distributor shall pay to the Supplier the expenses of re-sale (including storage) and if the re-sale price is lower than the Invoice Amount at which the Products were sold to the Distributor, the Distributor shall pay the difference to the Supplier.

6.           MARKETING OF THE PRODUCTS

6.1	The Distributor shall use its best endeavours at its own expense to promote the sale of the Products throughout the Territory and to satisfy market demand for the Products.

6.2
The Distributor shall maintain such stocks of the Products as may be necessary to meet its customers' requirements and will permit the Supplier or its delegate, on reasonable notice, to conduct a stock take of Produet inventory at the Distributor's premises.

6.3	The Distributor shall establish and maintain an adeqnate, skilled and properly trained sales and administration organization to fulfil its obligations under this Agreement.

6.4	In connection with the promotion and marketing of the Products the Distributor shall:

(a)	make clear, in all dealings with customers and prospective customers, that it is acting as distributor of the Products and not as agent of the Supplier;

(b)	comply with all legal requirements from time to time in force relating to the storage and sale of the Products; and

(c)	use in relation to the Products only such advertising, promotional and selling materials as have been approved in advance in writing by the Supplier.

6.5
The Supplier shall procure that high quality translations into English are made and provided to the Distributor all instruction and operating manuals and all other written or diagrammatic documentation provided with the Products and all brochures, advertising, promotional and selling material.

6.6	The Distributor shall:

(a)	(if requested by customers or end-users) assist them with the installation of Products, and provide basic training and guidance on the proper operation of the Products;

(b)	provide customers and end users with all operating and service instructions and safety notices in the form provided by the Supplier;

(c)	provide responses to enquiries from customers concerning Products and their operation and use.

6.7
The Distributor shall maintain a record of subject to compliance with and any restrictions under local Law, the name and address of each customer and the Products sold to such customer and shall on request provide full details of such records to the Supplier.

6.8
The Supplier may modify or upgrade any Product from time to time and shall give the Distributor at least 30 days notice of implementation of any such modification or upgrade, together with the Supplier's then current price for sale of such modified Products. Except as required to meet Purchase Orders that have been accepted by the Supplier, the Supplier may but shall not be obliged to offer old models or versions of any Products for sale after giving notice of the introduction of modified or upgraded versions of such Products.

7.           INSTALLATION, MAINTENANCE AND SERVICE

7.1
The Distributor shall establish an adequate, skilled and properly trained service organization to provide necessary assistance to the Supplier to fulfil its obligations under this Agreement with respect to the Services.

7.2	The Supplier shall provide the Services in the Territory.

7.3
For the purposes of carrying out the Services, the Supplier shall establish at least one central Service centre in the Territory or in Belgium, to which customers shall be required to send all faulty or defective Products in the Territory for fault diagnosis.

7.4	As part of its Services, the Supplier shall provide warranty services on Products in line with the Supplier's warranty terms and conditions as set out in the Supplier's Standard Terms of Sale.

7.5
The Distributor shall not carry out any Services, including but not limited to inspection, maintenance or repair services, to any of its customers. The Distributor shall not be entitled to any compensation from the Supplier and shall seek reasonable compensation directly from its customers for all unauthorized repair services rendered to its customers.

7.6
If a Product faults, the Distributor shall procure that the Product is sent to the Supplier (or its designated factory) for inspection, repair or replacement and the provisions of Clauses 7.9 and 7.10 shall apply.

7.7	In respect of warranty inspection, repair or replacement of Products:

(a)	any Products sent by the Distributor to the Supplier (or its nominated manufacturer) for inspection, repair or replacement shall be delivered CI.F (Incoterms, 2000);

(b)	the Supplier shall be entitled to determine whether to repair, replace or pay the purchase cost of any faulty Product returned to it;

(c)	any Products sent by the Supplier (or its nominated manufacturer) to the Distributor following inspection, replacement or repair shall be delivered C.l.F (lncoterms, 2000);

(d)
for the avoidance of doubt, the Supplier shall bear or compensate the Distributor for all costs of transport, insurance, freight, storage, Taxes (including value added Tax, goods and services Tax or similar) and all fees, levies, charges and duties (including without limitation customs and import 01' export duties) which may be imposed by any Governmental Agency in respect of (i) Products returned to the Supplier for inspection 01' repair and/or (Ii) Products ordered by the Distributor for use (iii) Products returned 01' delivered by the Supplier to the Distributor following repair 01' replacement by the Supplier.

7.8	The Distributor shall:

(a)
maintain, at its own expense, suitable facilities (including the supply of appropriate materials, documentation, tools and spare parts), and sufficient and duly trained personnel, as may be necessary to actively and diligently provide assistance to the Supplier in order to perform the Services;

(b)	notify the Supplier immediately of any incidents 01' accidents occurring in connection with your provision of the Services that results in injury or damage to persons or property;

(c)	permit the Supplier to perform periodic audits of the Distributor's business records as they pertain to the Services (including customer lists, Products and service history);

(e)
facilitate and assist with the Supplier's conduct of independent customer surveys in the Territory at any time at the Distributor's expense. The Distributor shall at its own expense carry out any corrective action which the Supplier identifies promptly upon the Supplier informing the Distributor.

7.9	The Distributor shall:

(a)	deal promptly with any customer 01' end-user complaints concerning Products and take appropriate action to resolve such complaints in a diligent manner;

(b)	maintain a record in reasonable detail of all complaints received concerning Products and the action taken to resolve or address such complaints.

7.10	The Distributor shall notify the Supplier promptly of any quality, reliability, safety 01' product liability matters affecting or which may reasonably be suspected of affecting any of the Products.

7.11	The Supplier shall:

(a)	provide 01' procure the provision of technical support to the Distributor for the provision of the Services, if and when required by the Distributor, and as may be deemed necessary by the Supplier;

(b)	provide further technical tra1l11l1g to the Distributor's personnel as may be agreed between the parties at the cost of the Distributor; and

(d)
make available to the Distributor, exclusively for its provISIon of the Services to Customers, any software and related documentation relating to the Products (the "Licensed Software Package") under licence by the Supplier or its affiliate upon the terms and conditions specified by the Supplier from time to time.

8.           REPORTS AND RECORDS

8.1
The Distributor shall deliver to the Supplier within 30 days of the beginning of each quarter, six month rolling forecasts of sales, specifying all anticipated sales of Products distinguishing between sales for which Purchase Orders have been submitted to the Supplier and other anticipated sales.

8.2	The Distributor shall prepare a Sales Report and such other information as the Supplier may reasonably require.

8.3	The Distributor shall provide assistance to the Supplier to maintain a record of all Services undertaken.

8.4
The Distributor shall prepare a report in writing of all complaints of customers in respect of any Products and/or Services that are outstanding or that may reasonably be expected to give rise to potential liability on the part of the Distributor or the Supplier, such reports to give reasonable details of the complaint and action taken in respect ofthe complaint.

8.5
The Distributor shall at the Supplier's request, provide market and customer information relating to the marketing, sale, repair and service of Products and such other reports and information as the Supplier shall reasonably require.

8.6
The Distributor shall maintain and allow the Supplier and its advisers access to and the ability (at the Supplier's cost) to make copies of all proper accounting and other records relating to all transactions entered into by it for a period of 2 years. This Clause 8.6 shall survive the termination of this Agreement.

9.           SUPPORT AND TRAINING

9.1
The Supplier shall from time to time provide the Distributor with such instructions, labeling and regulatory matters and up to date information concerning the Products as the Supplier may consider appropriate or as the Distributor may reasonably require in such languages as the Supplier and Distributor shall agree in writing in order to assist the Distributor with the sale of the Products in the Territory, and the Supplier shall endeavour to answer as soon as practicable any technical enquiries concerning the Products which are made by the Distributor or its customers.

9.2	The Supplier shall provide an initial training course for employees of the Distributor as follows:

(a)
The Supplier shall make available to the Distributor (for a period not exceeding 10 working days) the services of a suitably qualified technician of the Supplier or a manufacturer of the Products to provide training for the Distributor's sales and technical staff with respect to the functioning, proper operation and maintenance of the Products;

(b)	The training course shall be held at the Distributor's principal service centre in the Territory or Supplier's office in Belgium;

(c)	All training will be conducted in English and any translation required will be provided by the Distributor at its own cost;

(e)	Upon completing the sales or maintenance training course to the satisfaction of the Supplier, a participant may be certified by the Supplier as having completed such course.

9.3
The services to be provided by the Supplier under Clauses 9.1 and 9.2 shall be free of charge, but the Distributor shall remain liable for all salaries and other employment costs of, and all travelling, accommodation and other expenses incurred by, employees of the Distributor who are sent to the Supplier's premises at any time.

9.4
The Supplier may provide additional training for employees of the Distributor or any Approved Sub-Distributor upon written request from the Distributor. Any such additional training shall be charged at the Supplier's then applicable rates.

9.5	In any case where employees of either party or its delegates visit the premises of the other for the purposes of this Agreement, the first mentioned party shall:

(a)	procure that each such employee complies with all security, safety and other regulations which apply to or are in force at the other party's premises; and

(b)	indemnity the other party against any direct damage to property of the other party which is caused by any act or omission of any such employee at the other party's premises.

10.           DISTRIBUTOR'S GENERAL OBLIGATIONS

10.1	The Distributor shall:

(a)
inform the Supplier of all Authorisations required from any Governmental Agency necessary for the marketing, importation, or sale of Products in the Territory or for the Supplier to conduct its business, and the Distributor shall apply for all such Authorisations (in the Supplier's name if requested by the Supplier) and keep them in effect for the Supplier's benefit and transfer them to the Supplier or its nominee on the Supplier's written request;

(b)
inform the Supplier promptly of any Law, judgment, order, award, or determination of any court or arbitration or administrative tribunal or policy of any Governmental Agency that conflicts with any provision of this Agreement or that may result in any provision of this Agreement being or becoming unenforceable under the Laws of any jurisdiction in the Territory;

(c)
promptly inform the Distributor of any investigations, legal proceedings, and threats of legal proceedings against the Distributor or any Authorized Sub-Distributor and regularly update the Supplier with respect to such investigations or legal proceedings;

(d)
store and transport the Products in accordance with the manufacturers' directions and the Supplier's reasonable requirements as notified from time to time and otherwise so as to prevent them from being damaged or adversely affected by heat, cold, moisture or otherwise;

(e)	permit the Supplier to inspect, audit and conduct a stock take of all Products held by the Distributor from time to time;

(f)	exercise reasonable skill and care in performing its obligations under this Agreement;

(g)
not re-package or vary the packaging of the Products or obscure, remove, vary or interfere with in any way any label, marking or other indication on any Product or Material without the prior written consent of the Supplier;

(h)
keep the Products in its possession or under its control insured against fire, theft, storm, accident or other loss or damage for their full insurable value, and provide the Supplier with a certificate of insurance or copy of the policy on the Commencement Date and before each renewal date;

(i)	not sell any Products which to its knowledge are defective or could result in liability for Supplier; and

(j)
at the Supplier's request and expenses, make any necessary administrative arrangements in order to enable the Supplier's technical personnel to travel and stay in the Territory in order to perform the Supplier's obligations under this Agreement.

10.2	The Distributor represents and warrants that all information provided by it to the Supplier will be and will at all times remain true, accurate and not misleading.

10.3
Subject to the approval of the insurance company, both Parties shall obtain and keep in effect at its own expense throughout the Term and for 3 years after the termination of this Agreement a Product liability insurance with an insurance company of international repute, covering all direct and indirect claims related to or arising from the Products, including without limitation to defective, faulty workmanship, materials, components of the Products, and all sums which the Parties shall become legally liable to pay as damages or compensation in respect of accidental death or bodily injury of any person and/or accidental loss of or damage to property in the course of or in connection with the Parties' own business caused by or arising out of the Products. Such insurance shall require the Parties to receive not less than 60 days prior written notice of any cancellation or modification of such insurance coverage. Each Party shall look only to its own insurance coverage to cover any claim, loss, expense, and liability solely caused by its own failure to perform any of its obligations under this Agreement (such as, for illustrative purposes only, in the case of the Supplier any claim, loss, expense, and liability solely caused by the Supplier's design and manufacture of the Products; and in the case of the Distributor, any claim, loss, expense, and liability solely caused by the Distributor's distribution of the Products). Each Party's insurance (as required under this clause 10.3) shall contain waiver of subrogation provisions necessary to effectuate the Parties' intent in the preceding sentence. Both Parties shall provide each other with copies of all cover notes and policy documents relating to such insurance on receipt. All sums payable by the either Party under this Agreement shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any Tax or other deductions or withholdings of any nature. If either Party or any other person is required by any Law or regulation to make any deduction or withholding (on account of Tax or otherwise) from any payment, either Party shall, together with such payment, pay such additional amount as will ensure that the other Party receives (free and clear of any Tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. All Parties shall promptly forward to each other copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

11.           COMPLIANCE WITH LAW

11.1
The Distributor shall at all times comply with all Laws and regulations applicable to it and shall conduct its business (a) in an ethical manner and (b) in accordance with any policies and guidelines on proper conduct issued from time to time by the Supplier.

11.2
The Distributor shall not in relation to its business directly or indirectly, offer, pay, promise to pay, or authorise the payment of any money or anything of value to any local or foreign employee or official or any Governmental Agency for the purposes of influencing any act, omission or decision of such employee, official, or Governmental Agency.

11.3
The Distributor represents and warrants that at the date of this Agreement and throughout the Term, no shareholder, director, officer or employee of the Distributor is or will be an employee or official of any Governmental Agency.

11.4	The Supplier's obligations under this Agreement are subject at all times to all export administration and control Laws applicable to it and any manufacturer of any Products.

12.           INTELLECTUAL PROPERTY

10.1
The Supplier authorises the Distributor to use the Intellectual Property in the Territory on or in relation to the Products during the Term or until termination of this Agreement to the extent needed for the operation of the distributorship granted under this Agreement but not for any greater extent or for any other purpose and, subject as provided in Clause 2 the Supplier shall not so authorise any other person, firm or company. The Supplier grants to the Distributor no other right to the Intellectual Property.

10.2
The Distributor shall ensure that each reference to and use of any of the Trade Marks by the Distributor is in a manner from time to time approved by the Supplier and accompanied by an acknowledgement, in a form approved by the Supplier, that the same is a trade mark (or registered trade mark) of the Supplier.

10.3	The Distributor must not use the name "ValiBio" in its corporate or business name.

10.4	The Distributor shall ensure that all Products sold by it shall have clearly marked on them a reference to the intellectual property rights of the Supplier.

10.5	The Distributor shall not:

(a)	make any modifications to the Products or their labelling or packaging;

(b)	alter, remove or tamper with any Trade Marks, service marks, trade names, numbers, or other means of identification used on or in relation to the Products;

(c)
use any of the Trade Marks, service marks or trade names in any way which might prejudice their distinctiveness or validity or the goodwill of the Supplier in them or otherwise than in accordance with any directions that the Supplier may give the Distributor concerning the use of such Trade Marks, service marks or trade names;

(d)
permit any advertising or practice that may harm the good name, reputation, Trade Marks, or service marks of the Supplier or the reputation of the Products and will stop any advertising or practice that the Supplier notifies the Distributor that it believes will or may have that effect;

(e)	use in relation to the Products any trade marks or service marks other than the Trade Marks without obtaining the prior written consent of the Supplier; or

(f)	use in the Territory any trade marks, service marks or trade names so resembling any trade mark, service mark or trade name of the Supplier as to be likely to cause confusion or deception.

10.6	The Distributor further undertakes that it shall:

(a)	not register any Intellectual Property;

(b)	not amend the form of any Intellectual Property without the prior written consent of the Supplier (which consent may be withheld in the absolute discretion of the Supplier);

(c)	do everything needed to protect and maintain the Intellectual Property and not cause or permit to be done anything which may damage or endanger any of the Intellectual Property;

(d)	not use the Intellectual Property except in accordance with this Agreement (or any other agreement in writing between the parties relating to the Intellectual Property);

(e)	hold any goodwill generated by it from any use by it of the Intellectual Property as trustee for the Supplier;

(f)	not distribute any copies of software Products to any third party unless such software Product is accompanied by a software license provided by the Supplier.

10.7
Except as provided in Clause 12.2 the Distributor shall have no rights in respect of any Trade Marks, service marks or trade names of or used by the Supplier in relation to the Products or of the goodwill associated therewith, and the Distributor hereby acknowledges that, except as expressly provided in this Agreement:

(a)	it shall not acquire any rights in respect of such Intellectual Property and that all such rights and goodwill are, and shall remain, vested in the Supplier; and

(b)	to the extent allowed by Law, any powers or rights conferred on authorized users under any relevant legislation are expressly excluded.

10.8
The Distributor shall, at the expense of the Supplier, take all such steps as the Supplier may reasonably require to assist the Supplier in maintaining the validity and enforceability of the Intellectual Property of the Supplier during the Term of this Agreement.

10.9
The Distributor shall at the request of the Supplier execute such registered user agreements or licences in respect of the use of the Trade Marks, service marks or trade names in the Territory as the Supplier may reasonably require, provided that the provisions thereof shall not be more onerous or restrictive than the provisions of this Agreement.

10.10
The Distributor shall not do or authorise any third party to do any act which would or might invalidate or be inconsistent with any Intellectual Property of the Supplier and shall not omit or authorise any third party to omit to do any act which, by its omission, would have that effect or character.

10.11
The Distributor shall promptly and fully notify the Supplier of any actual, threatened or suspected infringement in the Territory of any Intellectual Property of the Supplier which comes to the Distributor's notice, and of any claim by any third party so coming to its notice that the importation or sale of the Products into or in the Territory, infringes any rights of any other person, and the Distributor shall at the request and expense of the Supplier do all such things as may be reasonably required to assist the Supplier in taking or resisting any proceedings in relation to any such infringement or claim.

10.12	If the Distributor's use of any Product in accordance with this document may infringe the intellectual property rights ofa third party, the Supplier may (but shall not be obliged to), at its own cost:

(a)
recall any Product from the Distributor (or the Distributor's customers), modify it or replace any component of it, and return it, or deliver a replacement Product, to the Distributor (or the Distributor's customers); or

(b)	buy back any Product at Invoice Value from the Distributor or the Distributor's customers.

10.13
If any legal proceedings are brought or threatened against the Distributor for an alleged infringement of the intellectual property rights ofa third party, then the Supplier may at its own cost conduct the defense of such proceedings and may settle those proceedings on such terms as it shall in its sole and absolute discretion determine.

13.           CONFIDENTIALITY

13.1	Except as provided by Clauses 13.2 and 1:1.,3, the Distributor shall at all times during the Term of this Agreement and after its termination:

(a)	use its best endeavours to keep all Confidential Information confidential and accordingly not disclose any Confidential Information to any other person; and

(b)	not use any Confidential Information for any purpose other than the performance of its obligations under this Agreement.

13.2	Any Confidential Information may be disclosed by the Distributor to:

(a)	any customers or prospective customers;

(b)	any Governmental Agency or regulatory body;

(c)	any Authorized Sub-Distributor; or

(d)	any employees of the Distributor or of any of the above persons,

to such extent only as is necessary for the purposes contemplated by this Agreement, or as is required by Law and subject in each case to the Distributor using its best endeavours to ensure that the person in question keeps the same confidential and does not use the same except for the purposes for which the disclosure is made.

13.3
If required by the Supplier, the Distributor will procure that personnel of the Distributor or any Authorized Sub-Distributors to whom Confidential Information is or has been disclosed, enter into confidentiality agreements undertaking in similar tenns to this Clause 13 in favour of the Supplier.

13.4	Any Confidential Information may be used by the Distributor for any purpose, or disclosed by the Distributor to any other person, to the extent only that:

(a)
it is at the date hereof, or hereafter becomes, public knowledge through no fault of the Distributor or any Authorized Sub-Distributor or any of their respective employees (provided that in doing so the Distributor shall not disclose any Confidential Information which is not public knowledge); or

(b)	it can be shown by the Distributor, to the reasonable satisfaction of the Supplier, to have been known to it prior to its being disclosed by the Supplier to the Distributor.

13.5	On expiration or termination of this Agreement, the Distributor must immediately:

(a)	deliver to the Supplier all documents and other materials containing, recording or referring to Confidential Information which are in its possession, power or control; and

(b)	ensure that any person who has received the Confidential Information by the Distributor's authority returns the Confidential Information (in any form in which it is held) to the Supplier.

13.6
Each party must treat the existence and terms of this Agreement confidentially and no announcement or communication relating to the negotiations of the parties or the existence, subject matter or terms of this document may be made or authorised by a party:

(a)	unless the other party has first given its written approval;

(b)
the disclosure is to the party's employees, consultants, professional advisers, bankers, financial advisers or financiers or to a person whose consent is required under this document or for a transaction contemplated by it and those persons undertake to keep confidential any information so disclosed; or

(c)
the disclosure is made to the extent reasonably needed to comply with any applicable Law or requirement of any Governmental Agency or regulatory body (including any relevant stock exchange or securities regulatory body).

13.7	The obligations imposed by this Clause 13 survive the termination of this Agreement.

14.           REPRESENTATIONS AND WARRANTIES

14.1	Each party represents and warrants that:

(a)	it has full legal capacity and power to own its property and to carryon its business and to enter into and carry out the transactions contemplated by this Agreement;

(b)	it has taken all corporate action that is necessary or desirable to authorise its entry into and its performance of the transactions contemplated by this Agreement;

(c)
it holds each Authorisation that is necessary or desirable to execute and perform the transactions contemplated by this Agreement and to enable it to properly carryon its business, and it is complying with any conditions to which any of such Authorisations is subject;

(d)
this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and Laws affecting creditors' rights generally);

(e)
neither its execution nor its performance of this Agreement does or will contravene any Law to which it or any of its property is subject or any judgment, order, award, or determination of any court or arbitration or administrative tribunal or any policy of any Government Agency that is binding on it or any of its property, contravene any undertaking or instrument binding on it or any of its property, or contravene its constitution; and

(f)
no litigation, arbitration, mediation, conciliation or administrative proceedings are taking place, pending, or to the knowledge of any of its officers after due inquiry, threatened which, if adversely decided, could have a material adverse effect on its ability to perform its obligations under this document.

14.2	Subject as herein provided the Supplier warrants to the Distributor that:

(a)
the Trade Marks (if any) are registered or are the subject of applications for registration in the name of the Supplier and that it has disclosed to the Distributor all trade marks and trade names used by the Supplier in relation to the Products at the date of this Agreement; and

(b)
it is not aware of any rights of any third party in the Territory which would or might render the sale of the Products, or the use of any of the Trade Marks on or in relation to the Products, unlawful.

15.           BREACH

If the Supplier has reasonable belief that the Distributor is in material breach of this Agreement at any time, the Supplier shall be entitled:

(a)	upon written notice to the Distributor, to suspend the Supplier's performance of this Agreement or any transaction under this Agreement without liability to the Supplier or any third party; and/or

(b)	to conduct an audit of the Distributor's business to determine whether a breach has occurred, and for this purpose the Distributor shall cooperate with any such audit.

16.           INDEMNITY

16.1
The Distributor shall indemnify the Supplier and the Supplier's officers, directors, employees and agents (for each of whom the Supplier holds the benefit of this indemnity upon trust) from any loss, damage, liability or expense (including without limitation reasonable legal fees and expenses) directly or indirectly arising out of or relating to:

(a)	any representation or warranty made by the Distributor without the authority of the Supplier or which is not in accordance with the Standard Terms of Sale;

(b)	any defective or improper provision of services in respect of the Products;

(c)	any provision by the Distributor or its agents of unauthorized repair services for Products;

(d)	any alteration of any instructions or operating manuals, labelling or packaging in respect of any Products that is not authorized in writing by the Supplier;

(e)	the Distributor's breach of or non-compliance with any of the Distributor's obligations under this Agreement (including without limitation a breach for which the Supplier terminates this Agreement);

(f)	use by the Distributor of third party spare parts, supplies or materials without the Supplier's prior written consent;

(g)	the Supplier's termination of this Agreement for breach by the Distributor;

(h)	any negligence, wrongful act or omission, or breach of statutory duty by the Distributor or by its employees, contractors, officers or agents;

(i)	any violation of applicable Laws, judgments, orders, awards, or determinations of any court or arbitration or administrative tribunal in the Territory; or

(j)	any similar breach, act or omission as referred to in (a) through (i) above on the part of any Authorized Sub-Distributor or its respective employees, officers or agents.

16.2
The Supplier shall indemnifY the Distributor and the Distributor's officers, directors, employees and agents (for each of whom the Supplier holds the benefit of this indemnity upon trust) from any loss, damage, liability or expense (including without limitation reasonable legal fees and expenses) directly or indirectly arising out of or relating to:

(a)	any breach of Supplier's representations and warranties or covenants contained herein;

(b)
any actions by persons claiming ownership or other rights in the Products or the infringement of any patents and copyrights relating to the Products and any related packaging material and accompanying printed material where the content thereof has been specifically approved by the Supplier; and

(c)	any claims in the nature of product liability or defects inherent in the Products;

provided always that (i) notwithstanding the indemnification set forth in this Clause 16.2, Clause 7 of this Agreement, where applicable, shall exclusively govern the Distributor's remedies directly against the Supplier (as opposed to any product liability or other claims by a third party) regarding the matters set forth in Clause 7 of this Agreement; and (ii) in the event that the Distributor becomes aware of any action or claim of the type contemplated by Section 16.2(b) or (c) the Distributor shall promptly notify the Supplier and agree to cooperate with the Distributor in defending such action or claim, including if requested by the Supplier, permitting the Supplier to assume responsibility for defending such action or claim.

17.           FORCE MAJEURE

17.1	If either party is affected by Force Majeure it shall f0l1hwith notifY the other party of the nature and extent thereof.

17.2
Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations under this Agreement (not being a delay in payment) to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party; and the time for performance of that obligation shall be extended accordingly.

17.3
If the Force Majeure in question prevails for a continuous period in excess of six months, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

18.           TERMINATION

18.1	Either party shall be entitled to terminate this Agreement in accordance with Clause 3 (Term).

18.2	The Supplier shall be entitled to terminate this Agreement immediately upon notice to the Distributor if:

(a)	the Distributor fails to comply fully with its obligations under Clauses 11.2 and 12 or any clauses under them; or

(b)	the Distributor fails to pay any sum due to the Supplier when due, and such failure to pay continues for 14 Business Days following written notice from the Supplier of such failure; or

(c)
the Distributor commits any other breach of this Agreement or any breach under Clause 2.4, 2.6, 6.4(a) and 10 and, in the case of a breach capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving particulars of the breach and requiring it to be remedied; or

(d)	the Distributor at any time challenges the validity of any Intellectual Property of the Supplier;

(e)	the Distributor fails to sell any Products 12 months after the grant of all the necessary Authorisations of any government agent in the sovereign country; or

(f)
there is a Change in Control of the Distributor so that Control of the Distributor becomes exerciseable by either (a) a competitor ofthe Supplier, or (b) any corporation, company, partnership or other organisation or person in control of a company of the tobacco industry.

18.3	Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

(a)
a creditor takes possession of all or any part of the business or assets of that other party or other legal process is enforced against the business or any asset of the other party and is not discharged within 30 days of the judgement ;

(b)
a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed for the winding-up, insolvency, administration, reorganization, reconstruction, dissolution or bankruptcy of that other party or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of that other party or of all or any part of its business or assets (except in each case for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

(c)
that other party stops or suspends payments to its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes bankrupt or insolvent;

(d)	that other party ceases to carry on its business;

(e)	anything analogous to any of the foregoing under the Law of any jurisdiction occurs in relation to that other party; or

(f)	any event which has an effect equivalent or similar to any of the above events occurs in relation to any person who Controls that other party.

18.4
For the purposes of Clause 18.2(c), a breach shall be considered capable of remedy if the Distributor can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

18.5	Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision of this Agreement.

18.6	The rights to terminate this Agreement given by this Clause 18 shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

19.           EFFECTS OF TERMINATION

19.3
If either party gives notice in accordance with Clause 3,18.1, 18.2 or 18.3 to terminate this Agreement, the Supplier may at any time after such notice is given (and despite this Agreement continuing in force during such notice period) appoint one or more persons as successor or replacement authorized distributors who may make themselves known as an authorized distributor of the Products in the Territory and may take orders for delivery of the Products after the date of expiry or termination of this Agreement.

19.3	Upon the termination of this Agreement for any reason:

(a)	the Distributor shall promptly provide a list of its unsold inventory ("Unsold Inventory List") and such information as to its unsold inventory as the Supplier shall reasonably require;

(b)
the Supplier shall be entitled (but not obliged) to repurchase from the Distributor all or part of any stocks of the Products then held by the Distributor at their original Invoice Value or the value at which they stand in the books of the Distributor, whichever is lower; provided that:

(i)	the Supplier shall be responsible for arranging and for the cost of, transport and insurance; and

(ii)	the Distributor may sell stocks of Products for which it has accepted orders from customers prior to the date of termination,

(iii)
the Distributor may sell stocks of Products referred to on the Unsold Inventory List in respect of which the Supplier does not, by written notice given to the Distributor within 30 days after receipt of the Unsold Inventory List, exercise its right of repurchase, and for those purposes and to that extent the provisions of this Agreement shall continue in full force and effect;

(c)
the Distributor shall at its own expense within 30 days deliver to the Supplier (or if requested in writing by the Supplier, dispose of in accordance with the directions of the Supplier) all Confidential Information, all samples of the Products, all advertising, promotional or sales material relating to the Products, all sales records, price lists, lists of customers and end-users and other records and data relating to the Distributor's conduct of its business relating to the Products or the provision of the Services, then in the possession of the Distributor, which items shall upon such termination be considered the property of the Supplier;

(d)
outstanding unpaid invoices rendered by the Supplier in respect of the Products shall become immediately payable by the Distributor and invoices in respect of Products and ordered prior to termination but for which an invoice has not been submitted shall be payable in full immediately upon submission of the invoice;

(e)
the Distributor shall cease to promote, market or advertise the Products, provide the Services or make any use of the Trade Marks other than for the purpose of selling stock in accordance with Clauses 19.2(b)Oil or @;

(f)	the Distributor shall at its own expense Jom with the Supplier in procuring the cancellation of any registered user agreements in accordance with Clause 12.9;

(g)
the Distributor shall transfer, cancel or make available to the Supplier or its nominee, at the Supplier's request, all licences and approvals relating to the Products or Services granted in the name of the Distributor;

(h)
any acceptance by the Supplier of orders for Products or any sale of Products to the Distributor after the termination of this Agreement shall not be construed as an extension of this Agreement or waiver of termination, but in the absence of any further agreement between the parties, such transactions shall be governed by provisions identical to the terms of this Agreement; and

(i)	subject as otherwise provided herein and to any rights or obligations which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement.

(j)
the Distributor shall promptly provide a list of its existing clients ("Existing Clients List") to the Supplier. The list must include all details information of the existing clients including but not limited to the contacts, history of sales records and the amount of orders.

19.3	The Supplier and the Distributor agree that, for a period of five years after Termination,

(a)	the Distributor shall be entitled to 5% of the sales price for each products, as described under Schedule 1, sold to the clients listed under the Existing Clients List;

(b)
the Supplier shall provide a financial report, for the year ending 31st March, regarding the sale of the Products sold to clients listed in the Existing Clients List to the Distributor and pay the amount according to Clause 19.3(a) within 60 days after 31st March;

(c)
Upon request of Distributor, the Supplier's auditor shall provide the Distributor a certified financial report, for the year ending 31 st March, regarding the sale of the Products sold to clients listed in the Existing Clients List.

19.4
To the maximum extent permitted by Law, other than as explicitly set forth in this Agreement and other than in a case of fraudulent misrepresentation or misconduct, the Supplier shall have no liability to the Distributor for the termination of this Agreement for any reason, whether for loss of profits, for any expenditure, investment, goodwill, or commitment in connection with the Distributor's business, or otherwise.

19.4.1.	The provisions of Clause 2.6(b) shall continue to apply for a period of I year after the date of termination.

19.5	The termination of this Agreement shall not affect the rights and obligations of the parties under Clauses 8, 10, 12, 11 which shall survive such termination and remain in full force and effect.

20.           NOTICES

20.1
Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party personally, by courier, by certified or registered mail (airmail if sent overseas) with return receipt requested, or by facsimile at the following addresses or facsimile numbers (or such other address or facsimile number as the addressee has by 14 days prior written notice specified to the other party):

To the Supplier:	25 Avenue Georges Lemaitre
6041 Gosselies
Belgium
Fax Number
Attention: Chief Executive

To the Distributor:	BIOFIELD CORP.
1615 Walnut Street, 3rd Floor
Philadelphia, PA 19102 USA
Attention: David Bruce Hong
Also copy to:	The Mackay Holdings Limited
3412, China Merchants Tower,
168-200 Connaught Road,
Sheung Wan, Hong Kong
Fax Number: (852) 2549 0689

Attention: David Bruce Hong
Email:

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered for the purposes of this Agreement (I) if given or made by letter, when actually delivered to the relevant address, or (ii) if given by facsimile at the time of transmission, provided that the sending party shall have obtained electronic or other confirmation of accurate and complete transmission.

21.           MISCELLANEOUS

21.1
The Supplier shall be entitled to perform any of the obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through any other company which at the relevant time Controls, is under the Control of or is under common Control with the Supplier and any act or omission of any such company shall for the purposes of this Agreement be deemed to be the act or omission of the Supplier.

21.2
The Supplier may assign this Agreement and its rights and obligations under this Agreement. Specifically, but without limitation, the Supplier may nominate an Affiliate of the Supplier, (the "Nominee") to assume the role of the Supplier, in which event the Distributor shall, if required in writing by the Supplier, join with the Supplier in entering into a novation agreement whereby (a) the Nominee shall assume all rights and obligations of the Supplier under this Agreement, (b) the Distributor shall release the Supplier from its obligations under this Agreement and (c) the governing law and jurisdiction provisions of this Agreement shall if required by the Nominee be changed to the jurisdiction of incorporation of the Nominee and (d) such other amendments shall be made to this Agreement as the Nominee may reasonably request, and the Distributor further agrees to enter into such other licenses or other agreements with the Nominee or Affiliates of the Nominee as the Supplier may reasonably request to reflect any restructuring of ownership and other rights relating to the Intellectual Property. Upon execution of such novation agreement, all references to the Supplier in this Agreement (except as expressly provided for in the novation agreement) shall be deemed to be references to the Nominee.

21.3
This Agreement is personal to the Distributor, which may not without the written consent of the Supplier, assign, mortgage, charge (otherwise than by floating charge) or dispose of any of its rights, or sub-contract or otherwise delegate any of its obligations, under this Agreement.

21.4
Subject as provided in Clause 5.3, nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent or employer and employee between the parties.

21.5
Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided in this Agreement, and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by Law.

21.6
Unless otherwise agreed in writing by the parties, Euros shall be the currency of account and of payment in respect of sums payable under this Agreement. If an amount is received in another currency, pursuant to a judgment or order or in the liquidation of the Distributor or otherwise, the Distributor's obligations under this Agreement shall be discharged only to the extent that the Supplier may purchase Euros with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in Euros which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under this Agreement, the Distributor shall indemnify the Supplier against the shortfall. This indemnity shall be an obligation of the Distributor independent of and in addition to its other obligations under this Agreement and shall take effect notwithstanding any time or other concession granted to the Distributor or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution or bankruptcy (or analogous process) of the Distributor.

21.7
No amendment or variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties except that the Supplier may, in its sole and absolute discretion from time to time:

(a)	amend the Standard Terms of Sale; and

(b)	amend any policy statements and codes of conduct issued by it from time to time.

21.8
The parties acknowledge and agree that despite any other rights a party may have under this Agreement or otherwise, damages will not be sufficient remedy for breach of this Agreement and that the non-breaching party will be entitled to specific performance as a remedy for any such breach and any temporary measure in the form of a court order for an injunction, as the case may be.

21.9
No failure or delay by a party in exercising a right under this Agreement shall impair such right or operate as a waiver of such right, nor shall any single or partial exercise of any such right preclude any further exercise of such right or the exercise of any other right. The rights provided for in this Agreement are cumulative and do not exclude any other rights provided by Law.

21.10
This Agreement (and the documents incorporated by reference or otherwise referred to in it, including without limitation, the Standard Terms of Sale, which shall be binding on the Distributor) constitute the entire agreement between the parties in respect of its subject matter and replaces all previous oral or written agreements, understandings and communications of the parties as to such subject matter.

21.11	If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

If any illegal, invalid or unenforceable provision would be legal, valid or enforceable in a jurisdiction if some pmt of it were modified, that provision shall be modified as necessary to give effect to the commercial intention of the parties or if that is not possible, severed from this Agreement so that the validity and enforceability of the rest of the Agreement, or the validity of the provision in question in any other jurisdiction, is not affected.

21.12	If this Agreement is translated into any language other than English, the English language text shall prevail.

21.13	This Agreement may be executed in counterparts. Each counterpart shall constitute an original of this Agreement, but all the counterparts together shall constitute one and the same instrument.

22.	DISPUTE RESOLUTION

This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong. Any dispute or controversy arising out of or in connection with this Agreement shall be settled in arbitration in Hong Kong in accordance with the arbitration rules of the Hong Kong International Arbitration Center, provided that each Party shall bear its own costs in the arbitration, regardless of whether it prevails in the arbitration or not. The award shall be final and binding upon the parties and may be entered into by a competent court of jurisdiction.

EXECUTED and delivered by the Parties or their duly authorized officers on the day and year first written above.

SCHEDULE 1

The Products

All Products manufactured from time to time by or for the Supplier which (a) are used for cancer diagnostic purposes, and (b) use technology licensed to the Supplier for Hypergenomics, Nucleosomics and HPY and including specifically at the date of this Agreement, HPY diagnostic kits.

SCHEDULE 2

Trade Marks & Patents and Regulatory approvals

Patent Licence (Cronas Therapeutics) W0200SI019826
Patent Licence (ValiRx) W02002GB03080

SCHEDULE 3

Terms & Condition

SIGNED by for and on behalf of ValiBio SA	) ) ) ) ) )
By:
Date:		Its:

In the presence of:

SIGNED by for and on behalf of BIOFIELD CORP. in the presence of	) ) ) ) ) )
By:
Date:		Its:

In the presence of:

Acknowledged by and consented to for and on behalf of VALIRX PLC., as the owner or holder of Patent License (ValliRx) W02002GB03080	) ) ) )

Acknowledged by and consented to for and on behalf of CRONOS THERAPEUTICS, as the owner or holder of Patent License (Cronos Therapeutics) W0200SI019826	) ) ) )